ASSIGNMENT AGREEMENT

     THIS AGREEMENT dated this 30th day of March, 2000 authorizes the assignment

BETWEEN:
          INVESTOR COMMUNICATIONS INTERNATIONAL, INC., a company having an office at
          435 Martin Street, Suite 2000
          Blaine, Washington 98230     (hereinafter called the "Assignor")

AND:
          SHEFFIELD HOLDINGS LTD. a company having an office at
          The Law Building, P.O. Box 14
          The Valley, Antigua W.I.     (hereinafter called the "Assignee")

WHEREAS, Goldstate Corporation ("Goldstate") is indebted to the Assignor in the aggregate amount of $30,577.76 for (i) certain financial, administrative and managerial services performed by the Assignor pursuant to a consulting and management service agreement between Goldstate and Assignor, and/or (ii) advances provided by the Assignor to Goldstate, and/or (iii) accrued interest on unpaid amounts due to the Assignor thereunder; and

WHEREAS, Goldstate is indebted to the Assignor for repayment of such aggregate amount of $30,577.76; and

WHEREAS, Goldstate and the Assignor acknowledge that the aggregate amount of $30,577.76 is due and owing to the Assignor (the "Receivable"); and

WHEREAS, Goldstate and Assignor entered into a settlement agreement dated March 29, 2000 (the "Settlement Agreement"), whereby Goldstate agreed to issue to the Assignor 16,912,000 shares of its restricted common stock at $0.175 per share (the "Shares") as full and complete satisfaction of the Receivable; and

WHEREAS, the Assignor desires to assign all of its rights, title and interest in the Settlement Agreement and to the Receivable, including its further settlement of the 1,800,000 restricted common shares in the capital of Goldstate Corporation, to the Assignee; and

WHEREAS, the Assignee is willing to accept the assignment of all of the rights, title and interest in the Settlement Agreement and to the Receivable, including the issuance of the 1,800,000 restricted common shares in the capital of Goldstate, from the Assignor in exchange for a promissory note in the amount of $21,404.43 bearing interest at the rate of 8% per annum with a repayment term of 5 years from the date of this Assignment Agreement, such promissory note is attached to this Agreement; and

WHEREAS, the board of directors of Goldstate pursuant to resolutions dated January 24, 2000 has authorized the execution of the Settlement Agreement and the subsequent issuance of 1,800,000 restricted common shares to Assignee in accordance with the terms of this Agreement.

THEREFORE, the parties to this Agreement now agree as follows:

     1. The Assignor assigns all of its rights, title and interest in the Settlement Agreement and to the Receivable, including its right to the issuance of 1,800,000 restricted common shares in the capital of Goldstate to Assignee in exchange for a promissory note in the amount of $21,404.43 bearing interest at the rate of 8% per annum with a repayment term of 5 years from the date of this Assignment Agreement, such promissory note is attached to this Agreement.

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     2.   The Assignor further agrees to direct Goldstate to issue 1,800,000 of its restricted common shares in the name of the Assignee in accordance with the provisions of this Agreement.

     3. The Assignee agrees to accept such assignment and expressly assumes and agrees to be bound by the terms of the Settlement Agreement and further agrees to accept the issuance and delivery of 1,800,000 restricted shares of common stock in the capital of Goldstate Corporation in full settlement and satisfaction of the Receivable.

     4. The Assignee further agrees to release and forever discharge Goldstate from any and all causes of action, debts, sums of money, claims and demands whatsoever, in law or in equity, related to the Receivable, which the Assignee now or hereafter can, shall or may have.

     5. The Assignee is aware that the Shares are not being registered under the Securities Act of 1933, as amended (the "Securities Act"). The Assignee understands that the Shares are being issued in reliance on the exemption from registration provided by Section 4(2) thereunder. The Assignee understands that it may be required to bear the economic risk of this investment for an indefinite period of time because there is currently no trading market for the Shares and the Shares cannot be resold or otherwise transferred unless applicable federal and state securities laws are complied with or exemptions therefrom are available.

     6. The Assignee represents and warrants that the Shares are being acquired solely for The Assignee's own account, for investment purposes only, and not with a view to or in connection with, any resale or distribution. The Assignee understands that the Shares are nontransferable unless the Shares are registered under the Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to Goldstate is delivered to Goldstate to the effect that any proposed disposition of the Shares will not violate the registration requirements of the Securities Act and any applicable state securities laws. The Assignee further understands that Goldstate has no obligations to register the Shares under the Securities Act or to register or qualify the Shares for sale under any state securities laws, or to take any other action, through the establishment of exemption(s) or otherwise, to permit the transfer thereof.

     7. The Assignee has had an opportunity to ask questions of and received answers from the officers, directors and employees of Goldstate or a person or persons acting on its or their behalf, concerning the financial position of Goldstate.

     8. This Settlement Agreement shall be effective as of March 30, 2000, and shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.

The foregoing may be signed in counter parts, each of which so executed shall be deemed to be an original including each such copy sent by facsimile transmission, and such counterparts together shall constitute but one and the same instrument.

INVESTOR COMMUNIATIONS                      SHEFFIELD HOLDINGS LTD.
INTERNATIONAL, INC.,



By: /s/ Signature on File                   By:  /s/ Philrose Bryan
-------------------------                   ------------------------------
President                                   President

                                 PROMISSORY NOTE

$21,404.43 US Funds                                               March 30, 2000

     For VALUE RECEIVED, the undersigned SHEFFIELD HOLDINGS LTD. ("Payor"), a company having its office at The Law Building, P.O. Box 14, The Valley, Antigua W.I., promises to pay to INVESTOR COMMUNICATIONS INTERNATIONAL, INC., ("Payee") a company having its registered office at 435 Martin Street, Suite 2000, Blaine, Washington 98230 the principal amount of $21,404.43 (TWENTY-ONE THOUSAND FOUR HUNDRED AND FOUR DOLLARS AND FORTY-THREE CENTS) in US funds, which is payable in cash on March 30, 2005. The Payor agrees to repay the entire balance of the promissory note together with accrued simple interest at the annual rate of interest of 8% per annum calculated not in advance.

Notwithstanding the place where this promissory note is executed, the Payor expressly agrees that all the terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Nevada.

Accepted this 30th day of March, 2000,



/s/ Philrose Bryan
---------------------------------------
Philrose Bryan
SHEFFIELD HOLDINGS LTD.